EXHIBIT 99.1

State Bancorp, Inc. Reports Inducement Grant
  Under NASDAQ Listing Rule 5635(c)(4)

Jericho, N.Y., May 13, 2010 - State Bancorp, Inc. (Nasdaq:STBC) (the "Company"), parent company of State Bank of Long Island (the "Bank"), announced that on May 13, 2010, the Company granted an inducement award of 26,777 shares of restricted common stock, par value $0.01 per share, of the Company (the "restricted stock") to Thomas A. Iadanza, newly appointed Chief Lending Officer of the Bank.  The restricted stock will vest over five years, with one third to vest on the third anniversary of the award date, one third to vest on the fourth anniversary of the award date and the remainder to vest on the fifth anniversary of the award date.  Mr. Iadanza will have the right to receive dividends on the restricted stock and direct the voting of such shares.  Until fully vested, the restricted stock shall be subject to transfer restrictions and to forfeiture under certain circumstances, including breach of certain restrictive covenants set forth in the restricted stock award agreement and termination of employment other than due to death or disability.  The Company has today also filed a Form 8-K related to the restricted stock award agreement with the Securities and Exchange Commission.  The restricted stock award was granted to Mr. Iadanza as an “inducement material to employment with the Company,” as contemplated by NASDAQ Listing Rule 5635(c)(4) and this press release is being made pursuant to such rule.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island. In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "is confident that," and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company's primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing and services and those risks detailed in the Company's periodic reports filed with the SEC. Investors are encouraged to access the Company's periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Contact:
Deborah Kendric
Director of Corporate Communications
516-495-5050
dkendric@statebankofli.com